FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond, (801) 345-2657, spond@nuskin.com
Media — Kara Schneck, (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS

RECORD FOURTH-QUARTER AND 2010 RESULTS

PROVO, Utah—Feb. 2, 2011—Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record fourth-quarter and annual results. Revenue for the quarter was $401.2 million, a 6 percent improvement over the prior year. Quarterly revenue was positively impacted 3 percent by foreign currency fluctuations. Earnings per share for the quarter increased 23 percent to $0.58, compared to $0.47 in the prior year.

The company also reported annual revenue of $1.54 billion, a 15 percent year-over-year improvement. Annual revenue was positively impacted 5 percent by foreign currency fluctuations.  Earnings per share for the year were $2.11, a 51 percent increase over 2009, or a 41 percent improvement when excluding restructuring charges in the prior year.

“2010 was an exceptional year for Nu Skin as we generated a record level of revenue, paid out a record level of commissions to our sales leaders, and enjoyed a record level of profitability,” said Truman Hunt, president and chief executive officer. “While we are enjoying growth in most of our regions around the world, we are particularly pleased with robust growth rates in Mainland China, South Korea and South Asia/Pacific. Our growth is a reflection of the compelling innovation we have infused into our ageLOC product platform, as well as our sales leaders’ phenomenal ability to bring this innovation to the marketplace.

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Nu Skin Enterprises, Inc.
Feb. 2, 2011

“We concluded the year with our first-ever $400 million-dollar revenue quarter, which is an exciting benchmark in our effort to become the world’s leading direct selling company. And our global management team continues to execute successfully on our growth initiatives, boosting operating margin for the year by approximately 220 basis points to 14.1 percent. From virtually every metric, 2010 was a highly successful year,” said Hunt.

REGIONAL RESULTS

North Asia. Fourth-quarter revenue in North Asia grew 8 percent to $180.6 million, compared to $167.2 million for the same period in 2009. Revenue was positively impacted 6 percent by foreign currency fluctuations. Local-currency revenue increased 30 percent in South Korea, offsetting an 8 percent local currency decline in Japan. The year-over-year comparison in Japan reflects the highly successful launch of the ageLOC Future Serum in the prior year. The number of executive and active distributors in the region was up 4 percent and 3 percent, respectively, compared to the prior year.

Greater China. Revenue in Greater China improved 19 percent to $66.5 million for the quarter, and was positively impacted 4 percent by foreign currency fluctuations. Local-currency revenue in Mainland China improved 37 percent, while Taiwan and Hong Kong revenue improved 3 percent and 6 percent, respectively, over the prior year. The executive distributor count in the region increased 16 percent and the number of active distributors improved 11 percent.

Americas. Fourth-quarter revenue in the Americas was $61.4 million, compared to $78.9 million for the prior year. A 23 percent revenue decline in the United States was primarily the result of approximately $17 million of convention sales related to the introduction of ageLOC Transformation at the company’s global convention in the fourth quarter of 2009. Canada and Latin America also experienced local-currency revenue declines of 16 and 10 percent, respectively. The number of executive distributors in the region declined 4 percent compared to the prior year, while the number of active distributors declined 6 percent.

South Asia/Pacific. Revenue in South Asia/Pacific was $51.3 million for the fourth quarter, a 45 percent improvement over the prior year. Regional results were driven by solid performances in all markets and were positively impacted 12 percent by foreign currency fluctuations. The region’s fourth-quarter executive count improved 33 percent, while the active distributor count increased 18 percent.

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Nu Skin Enterprises, Inc.
Feb. 2, 2011

Europe. Fourth-quarter revenue in Europe was $41.4 million, a 1 percent improvement over the prior year. Results in the region were negatively impacted approximately 9 percent by foreign currency fluctuations. Executive and active distributor counts in the region increased 11 and 14 percent, respectively, compared to the prior year.

OPERATIONAL PERFORMANCE

The company’s operating margin improved to 14.7 percent, compared to 13.8 percent in the prior year. Gross margin for the quarter was 82.3 percent, relatively even compared to the prior year. Selling expenses, as a percent of revenue, were 42.1 percent, compared to 41.6 percent in 2009 when sales of non-commissionable products at the global convention reduced selling expenses below historical averages. General and administrative expenses, as a percent of revenue, were 25.5 percent, a 160 basis-point improvement over the prior year as the company leveraged revenue growth and gained efficiencies from its transformation initiatives.

The company’s income tax rate for the quarter was 34.3 percent, compared to 37.8 percent in the prior year. Dividend payments during the quarter were $7.8 million and the company repurchased $9.5 million of its shares outstanding.

For 2010, increased revenue and a higher level of profitability resulted in cash from operations improving to $205 million compared to $134 million in the prior year. During the year, the company paid $31 million in dividends and repurchased approximately $60 million of its stock. The company ended the year with $230 million in cash and $161 million of debt.

OUTLOOK

“We anticipate another record year in 2011 as we expand our ageLOC story to address aging from the inside of the body,” said Hunt. “Nearly half of our revenue base is in the nutrition category, and this year, we will leverage this strength by infusing ageLOC science into our nutrition portfolio. In the first half of 2011, however, we face some challenging revenue comparisons as a result of highly successful ageLOC launches in the first half of 2010.

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Nu Skin Enterprises, Inc.
Feb. 2, 2011

“Our geographic profile is shifting as our growth rates have accelerated in our emerging markets, particularly in Mainland China and South Asia/Pacific, which are becoming more important components of our revenue mix. Overall, the strength of our ageLOC platform, the significant opportunity we see in emerging markets and our continued focus on improving profitability will enable us to sustain long-term growth.

“In 2007, we put a plan and incentives in place to more than double our earnings to $2.00 per share. We achieved that benchmark in 2010, two years ahead of target. Recently we have initiated a new plan and initiatives to again double our earnings to reach $4.00 per share by 2015, and our management team is moving forward to achieve this new objective,” concluded Hunt.

“We project first-quarter revenue of $380 to $390 million with earnings per share in the $0.50 to $0.53 range,” said Ritch Wood, chief financial officer. “We expect currency to benefit revenue about 2 to 3 percent in the first quarter. We reiterate our previous annual guidance of $1.60 to $1.63 billion with earnings per share projected to be $2.25 to $2.35. This assumes a positive currency benefit of approximately 1 percent for the year,” concluded Wood.

The company’s management will host a webcast with the investment community on Feb. 2, 2011, at 10 a.m. (EST). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ Web site, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through Feb. 18, 2011.

ABOUT NU SKIN ENTERPRISES, INC.

Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its unique ageLOC™ science that addresses aging at its source. The company’s anti-aging products feature the new ageLOC suite of products including the ageLOC Transformation daily skin care system, ageLOC Future Serum and the ageLOC Edition Galvanic Spa® System II, as well as the ageLOC Vitality nutritional supplement. A global direct selling company, Nu Skin operates in 51 markets worldwide and has nearly 800,000 independent distributors. Nu Skin is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskin.com.

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Nu Skin Enterprises, Inc.
Feb. 2, 2011

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s positive outlook for the company; (ii) management’s expectations regarding the company’s initiatives, strategies, development and launch of new products, and other innovation efforts; and (iii) management’s projections regarding revenue, earnings per share, and the impact of foreign currency fluctuations set forth in the “Outlook” section. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) challenging economic conditions globally; (b) the risks of foreign currency fluctuations and the currency translation impact on our business associated with these fluctuations; (c) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (d) uncertainty regarding the impact on our business of increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market; (e) risks associated with complaints and general inquiries to consumer protection agencies in Japan regarding the activities of some distributors; (f) regulatory risks associated with the company’s tools and products, which could inhibit the company’s ability to market a tool or product in a market if it is determined to be a medical device in any market, if distributors make unauthorized claims that would cause such products to be classified as drugs, or if the company is unable to obtain necessary product registrations in a timely manner; (g) continued regulatory scrutiny and investigations in Mainland China, which

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Nu Skin Enterprises, Inc.
Feb. 2, 2011

have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (h) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others; (i) any prospective or retrospective increases in duties on our products imported into our markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in our various markets; and (j) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
Feb. 2, 2011

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Fourth Quarters Ended December 31, 2010 and 2009
(in thousands, except per share amounts)

	2010	2009
Revenue:
North Asia	$180,570	$167,156
Greater China	66,507	55,741
Americas	61,444	78,897
South Asia/Pacific	51,267	35,287
Europe	41,432	40,972
Total revenue	401,220	378,053

Cost of sales	70,906	67,097

Gross profit	330,314	310,956

Operating expenses:
Selling expenses	168,945	157,279
General and administrative expenses	102,480	102,544
Restructuring and other charges	─	(1,035)
Total operating expenses	271,425	258,788

Operating income	58,889	52,168

Other income (expense), net	(2,102)	(3,402)
Income before provision for income taxes	56,787	48,766
Provision for income taxes	19,457	18,447

Net income	$37,330	$30,319

Net income per share:
Basic	$0.60	$0.48
Diluted	$0.58	$0.47

Weighted average common shares outstanding:
Basic	62,152	62,977
Diluted	64,371	65,074

Nu Skin Enterprises, Inc.
Feb. 2, 2011

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Years Ended December 31, 2010 and 2009
(in thousands, except per share amounts)

	2010	2009
Revenue:
North Asia	$686,073	$606,113
Greater China	268,171	210,379
Americas	250,008	260,865
South Asia/Pacific	182,796	120,123
Europe	150,211	133,578

Total revenue	1,537,259	1,331,058

Cost of sales	272,431	243,648

Gross profit	1,264,828	1,087,410

Operating expenses:
Selling expenses	646,348	559,605
General and administrative expenses	401,418	369,368
Restructuring and other charges	─	10,724
Total operating expenses	1,047,766	939,697

Operating income	217,062	147,713

Other income (expense), net	(9,449)	(6,589)
Income before provision for income taxes	207,613	141,124
Provision for income taxes	71,562	51,279

Net income	$136,051	$89,845

Net income per share:
Basic	$2.18	$1.42
Diluted	$2.11	$1.40

Weighted average common shares outstanding:
Basic	62,370	63,333
Diluted	64,547	64,296

Nu Skin Enterprises, Inc.
Feb. 2, 2011

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2010 and 2009
(in thousands)

	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$230,337	$158,045
Accounts receivable	25,701	22,513
Inventories, net	114,475	105,661
Prepaid expenses and other	52,013	51,724
	422,526	337,943

Property and equipment, net	133,722	79,356
Goodwill	112,446	112,446
Other intangible assets, net	78,270	81,968
Other assets	145,260	136,736
Total assets	$892,224	$748,449

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,480	$25,292
Accrued expenses	146,108	124,520
Current portion of long-term debt	27,865	35,400
Related party payable	16,995	─
	216,448	185,212

Long-term debt	133,013	121,119
Other liabilities	71,514	66,431
Total liabilities	420,975	372,762

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	256,505	232,219
Treasury stock, at cost	(476,748)	(433,567)
Accumulated other comprehensive loss	(58,539)	(68,134)
Retained earnings	749,940	645,078
	471,249	375,687
Total liabilities and stockholders’ equity	$892,224	$748,449

Nu Skin Enterprises, Inc.
Feb. 2, 2011

NU SKIN ENTERPRISES, INC. Distributor/Preferred Customer Growth by Market

	As of December 31, 2010		As of December 31, 2009		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive

North Asia	329,000	14,687	319,000	14,144	3.1%	3.8%
Greater China	118,000	8,015	106,000	6,938	11.3%	15.5%
Americas	161,000	5,305	171,000	5,522	(5.8%)	(3.9%)
South Asia/Pacific	84,000	3,930	71,000	2,950	18.3%	33.2%
Europe	107,000	3,739	94,000	3,385	13.8%	10.5%

Total	799,000	35,676	761,000	32,939	5.0%	8.3%

* Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

NU SKIN ENTERPRISES, INC. Reconciliation of GAAP Operating Income to Operating Income Excluding Certain Non-Operating Charges
(in thousands)

	Year Ended December 31,
	2010	2009

Revenue as reported	$ 1,537,259	$ 1,331,058

GAAP operating income as reported	$ 217,062	$ 147,713
Certain non-operating charges:
Restructuring charges	─	10,724

Operating income excluding certain non-operating charges	$ 217,062	$ 158,437

Operating income as a percent of revenue excluding certain non-operating charges	14.1%	11.9%